Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-209534) of our report dated June 24, 2026, with respect to the financial statements and supplemental schedule of the Olin Corporation Retirement Savings Plan which appears on the Annual Report on Form 11-K for the year ended December 31, 2025.

/s/ Forvis Mazars, LLP

St. Louis, Missouri
August 12, 2026